Exhibit 5.1

July 29, 2014

Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas 77098

Re:                             Green Bancorp, Inc.

Registration Statement on Form S-1

(File No. 333-196982)

Ladies and Gentlemen:

We have acted as special counsel to Green Bancorp, Inc., a Texas corporation (the “Company”), in connection with the initial public offering by the Company (the “IPO”) relating to the sale by the Company to the Underwriters (as defined below) of 4,687,500 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and up to an additional 703,125 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Company Shares”) at the Underwriters’ option.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-196982) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act on June 23, 2014; (b) Pre-Effective Amendment No. 1 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Sandler O’Neill & Partners, L.P. and Jefferies LLC, as representatives of the several underwriters named in Schedule I thereto  (the “Underwriters”), the Company and Green Bank, N.A., filed as Exhibit 1.1 to the Registration Statement; (d) the

Amended and Restated Certificate of Formation of the Company, as amended to date and currently in effect; (e) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (f) the form of Restated Certificate of Formation of the Company (the “New Charter”), to be in effect immediately prior to the consummation of the IPO and filed as Exhibit 3.1 to the Registration Statement; (g) the form of Amended and Restated Bylaws of the Company (the “New Bylaws”), to be in effect immediately prior to the consummation of the IPO and filed as Exhibit 3.2 to the Registration Statement; and (h) certain resolutions of the Board of Directors of the Company relating to the issuance of the Company Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Texas corporate law (including, to the extent applicable, the Texas constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon and subject to the foregoing, we are of the opinion that:

Upon the (i) due filing of the New Charter with the Texas Secretary of State and the effectiveness thereof under Texas law, (ii) adoption by the Board of Directors of the Company of the New Bylaws, (iii) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Company Shares and (iv) due execution and delivery of the Underwriting Agreement and issuance of the Company Shares against payment therefor in accordance with the Underwriting Agreement, the Company Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP